Exhibit 99.1

                      Georgia Gulf Reports Second
             Quarter Net Income of $.30 Per Diluted Share


    ATLANTA--(BUSINESS WIRE)--July 28, 2005--Georgia Gulf Corporation (NYSE: GGC) today reported net income of $10.2 million or $.30 per diluted share on sales of $584.2 million for the second quarter of 2005. This compares to net income of $29.7 million or $.90 per diluted share on sales of $522.3 million for the second quarter of 2004. Net income declined primarily as a result of the impact of the Company's planned and unplanned plant outages, lower aromatics margins, and significantly lower chlorovinyls sales volumes, which were due in part to the outages as well as a significant reduction of inventories by customers. These results also reflect higher overall sales prices as well as improved margins for vinyl resins and caustic soda.
    "While the second quarter has typically been a seasonally strong quarter, our results included several items which significantly reduced our bottom line," said Ed Schmitt, chairman, president and CEO, Georgia Gulf. "The costs from our plant outages were higher than anticipated, and we also had to work through higher-priced inventories and raw materials purchase commitments. In addition, our customers reduced inventories as sales prices for several products fell throughout the quarter.
    "As we look forward to the third quarter, we don't expect plant outages or our customers' reduction of inventories to impact profitability to the same degree as in the second quarter. Although we expect raw materials and energy prices to remain volatile, we anticipate third quarter 2005 earnings will significantly improve over second quarter 2005 earnings."
    Comparing sequential quarters, second quarter net income of $10.2 million or $.30 per diluted share on sales of $584.2 million decreased compared to the first quarter of 2005 net income of $38.7 million or $1.13 per diluted share on sales of $645.4 million. The impact of the Company's planned and unplanned plant outages, lower aromatics margins and overall lower sales volumes contributed to the decline compared to the previous quarter.
    For the six months ended June 30, 2005, net income was flat compared to the same period last year. Net income of $48.9 million or $1.43 per diluted share on sales of $1.2 billion compared to net income of $48.5 million or $1.47 per diluted share on sales of $1.0 billion for the first half of 2004. While sales prices were 36 percent higher than last year's sales prices, raw materials costs were up significantly and sales volumes declined by 11 percent.

    Chlorovinyls

    Chlorovinyls segment second quarter of 2005 operating income of $36.0 million decreased compared to the second quarter of 2004 operating income of $53.0 million. This $17.0 million decline in operating income was primarily due to the plant outages, which contributed to a 22 percent decrease in sales volumes. However, chlorovinyls margins increased in the second quarter of 2005 compared to the second quarter of 2004.
    Comparing sequential quarters, chlorovinyls operating income decreased from $59.0 million in the first quarter of 2005 to $36.0 million in the second quarter of 2005. The lower operating income was a result of the negative impact of the plant outages and lower sales volumes. Chlorovinyls margins expanded in the second quarter of 2005 compared to the first quarter of 2005.
    For the six months ended June 30, 2005, chlorovinyls operating income slightly increased to $95.0 million from $91.4 million in the same period of 2004 as the increased margins more than offset the plant outage costs and lower sales volumes.

    Aromatics

    The second quarter of 2005 aromatics operating loss of $8.8 million, a decline from second quarter of 2004 operating income of $6.0 million, was a result of having to work through higher-priced aromatics inventories and purchase commitments. Higher sales prices did not offset higher raw materials costs.
    Compared to the first quarter of 2005, operating income decreased significantly from $14.3 million to a loss of $8.8 million in the second quarter of 2005. This decrease reflects 13 percent lower sales volumes and 7 percent lower sales prices. However, the largest factor was having to work through higher-priced aromatics inventories and purchase commitments in the face of decreasing raw materials and sales prices for the Company's products.
    For the six months ended June 30, 2005, aromatics operating income decreased to $5.5 million from $9.8 million in the same period last year primarily as a result of 45 percent higher raw materials costs, which more than offset overall higher sales prices and cumene volumes.

    Conference Call

    Georgia Gulf will host a conference call to discuss second quarter earnings results in more detail at 10:00 AM ET on Friday, July 29, 2005. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/245471. Playbacks will be available from 1 PM ET Friday, July 29, to midnight ET Friday, August 5. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 7641496.

    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent reports on Form 10-Q.


               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                    June 30,  Dec. 31,
In Thousands                                          2005      2004
------------                                       --------- ---------
ASSETS

Cash and cash equivalents                          $  1,886  $ 21,088
Receivables, net of allowance                        79,041   134,852
Inventories                                         189,713   186,313
Prepaid expenses and other                            5,936     5,186
Deferred income taxes                                 7,595    10,097
                                                   --------- ---------
   Total current assets                             284,171   357,536

Property, plant and equipment, net                  410,471   425,734

Goodwill                                             77,720    77,720

Other assets, net                                   175,982   102,840
                                                   --------- ---------

   Total assets                                    $948,344  $963,830
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt                  $176,000  $189,900
Accounts payable                                    163,502   205,365
Interest payable                                      2,203     1,557
Accrued compensation                                 12,686    18,293
Accrued liabilities                                  14,666    11,779
                                                   --------- ---------

    Total current liabilities                       369,057   426,894

Long-term debt, less current portion                128,583   128,583

Deferred income taxes                               119,791   128,032

Other non-current liabilities                        14,717    12,052

Stockholders' equity                                316,196   268,269
                                                   --------- ---------

    Total liabilities and stockholder's equity     $948,344  $963,830
                                                   ========= =========

Common shares outstanding                            34,110    33,925



                     GEORGIA GULF CORPORATION AND
                             SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                            Three Months Ended      Six Months Ended
                                 June 30,               June 30,
                           --------- --------- ----------- -----------
In Thousands
(except per
 share data)                  2005      2004       2005        2004
-------------------------- --------- --------- ----------- -----------

 Net sales                 $584,162  $522,272  $1,229,571  $1,018,959
                           --------- --------- ----------- -----------
 Operating costs and
  expenses
   Costs of sales           549,053   454,683   1,112,152     900,471
   Selling, general and
    administrative           14,615    13,991      30,465      28,761
                           --------- --------- ----------- -----------
 Total operating costs and
  expenses                  563,668   468,674   1,142,617     929,232
                           --------- --------- ----------- -----------

 Operating income            20,494    53,598      86,954      89,727
 Interest expense, net       (5,379)   (6,213)    (10,826)    (12,482)
                           --------- --------- ----------- -----------
 Income before income
  taxes                      15,115    47,385      76,128      77,245

 Provision for income
  taxes                       4,946    17,652      27,216      28,775
                           --------- --------- ----------- -----------

 Net income                $ 10,169  $ 29,733  $   48,912  $   48,470
                           ========= ========= =========== ===========

 Earnings per share:
   Basic                   $   0.30  $   0.91  $     1.45  $     1.48
   Diluted                 $   0.30  $   0.90  $     1.43  $     1.47

 Weighted average common
  shares:
   Basic                     33,888    32,799      33,832      32,704
   Diluted                   34,220    33,215      34,275      33,070



               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                           Three Months Ended     Six Months Ended
In Thousands               June 30,            June 30,
------------               ------------------ ----------------------
                               2005      2004        2005        2004
                           --------- --------- ----------- -----------

 Cash Flows from operating
  activities:
    Net income             $ 10,169  $ 29,733  $   48,912  $   48,470
    Adjustments to
     reconcile net
     income to net
     cash provided
     by operating
     activities:
       Depreciation and
        amortization         15,709    16,044      31,387      31,815
       Deferred income
        taxes                (3,367)        -      (5,738)       (122)
       Tax benefit related
        to stock plans          324     1,336       1,677       1,336
       Stock based
        compensation          1,016       597       1,831       1,893
       Change in operating
        assets, liabilities
        and other            15,576    34,058     (65,460)     12,955
                           --------- --------- ----------- -----------
 Net cash provided by
  operating activities       39,427    81,768      12,609      96,347
                           --------- --------- ----------- -----------

 Cash flows used in
  investing activities
    Capital expenditures     (7,712)   (3,380)    (13,418)     (8,859)
                           --------- --------- ----------- -----------

 Cash flows from financing
  activities:
    Net change in
     revolving line
     of credit              (29,800)        -     (13,900)          -
    Debt payments related
     to asset
     securitization               -   (35,000)          -     (35,000)
    Other long-term debt
     payments                     -   (30,000)          -     (30,400)
    Proceeds from issuance
     of common stock            236     4,703       2,646       5,909
    Purchase and
     retirement of
     common stock              (272)     (197)     (1,682)       (603)
    Dividends paid           (2,729)   (2,646)     (5,457)     (5,276)
                           --------- --------- ----------- -----------
 Net cash used in
  financing activities      (32,565)  (63,140)    (18,393)    (65,370)
                           --------- --------- ----------- -----------

 Net change in cash and
  cash equivalents             (850)   15,248     (19,202)     22,118
 Cash and cash equivalents
  at beginning of period       2,736     8,835      21,088       1,965
                           --------- --------- ----------- -----------
 Cash and cash equivalents
  at end of period          $  1,886  $ 24,083  $    1,886  $   24,083
                           ========= ========= =========== ===========



               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)

                            Three Months Ended     Six Months Ended
                                 June 30,               June 30,
                           --------- --------- -----------------------
In Thousands                  2005      2004       2005        2004
------------               --------- --------- ----------- -----------

 Segment net sales:
    Chlorovinyls           $382,111  $369,478  $  779,226  $  720,149
    Aromatics               202,051   152,794     450,345     298,810
                           --------- --------- ----------- -----------
 Net sales                 $584,162  $522,272  $1,229,571  $1,018,959
                           ========= ========= =========== ===========

 Segment operating income
  (loss):
    Chlorovinyls           $ 36,024  $ 53,048  $   94,975  $   91,368
    Aromatics                (8,771)    5,958       5,505       9,764
    Corporate and general
     plant
      services               (6,759)   (5,408)    (13,526)    (11,405)
                           --------- --------- ----------- -----------
 Total operating income    $ 20,494  $ 53,598  $   86,954  $   89,727
                           ========= ========= =========== ===========



    CONTACT: Georgia Gulf Corporation
             Investor Relations
             Angie Tickle, 770/395-4520